UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2008

THE DUN & BRADSTREET CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15967	22-3725387
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

103 JFK Parkway, Short Hills, NJ	07078
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (973) 921-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Page
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	1

Item 8.01 Other Events	1

SIGNATURES	2

PURPOSE OF FILING

The purpose of this filing is to report to you that (i) our current Chief Information Officer and Senior Vice President, Technology, has assumed a new role within the Company and effective December 1, 2008, a new Chief Information Officer and Senior Vice President, Technology, joined the Company, and (ii) on November 26, 2008, we increased our indirect minority ownership stake in Dun & Bradstreet Information Services India Private Limited to a direct majority ownership stake.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Byron C. Vielehr, our current Chief Information Officer and Senior Vice President, Technology, has assumed the role of President, Integration Solutions and Chief Quality Officer and, effective December 1, 2008, Walter S. Hauck, III, joined the Company as our new Chief Information Officer and Senior Vice President, Technology.

Item 8.01.	Other Events

On November 26, 2008, we increased our indirect minority ownership stake in Dun & Bradstreet Information Services India Private Limited (“D&B India”) to a 53% direct majority ownership stake for cash consideration of $46.6 million. D&B India was a wholly-owned subsidiary of Dun & Bradstreet South Asia Middle East Limited (“D&B SAME”), our existing Indian and Middle Eastern joint venture partner. D&B SAME remains a minority owner of D&B India. The transaction will not have any significant impact on our expected full year 2008 financial results.

D&B India is the premier provider of credit information and sales and marketing solutions in India. Our majority stake in D&B India will allow us to provide global customers with even higher levels of information and insight on Indian businesses and it is expected to be a key driver of profitable revenue growth from our International business in 2009 and beyond. Specifically, the D&B India business is expected to generate approximately $20 million in incremental revenue for D&B in 2009. The transaction is not expected to have any significant impact on our 2009 earnings and is expected to be accretive to EPS growth beginning in 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Dun & Bradstreet Corporation

By:	/s/ Jeffrey S. Hurwitz
Jeffrey S. Hurwitz Senior Vice President, General Counsel and Corporate Secretary

DATE: December 2, 2008